EXHIBIT 99.1
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                      NORTH ATLANTIC HOLDING COMPANY, INC.

                                       AND

                      NORTH ATLANTIC TRADING COMPANY, INC.

                         COMPENSATION COMMITTEE CHARTER

This Compensation Committee Charter was adopted by the Board of Directors (the "Board") of North Atlantic Holding Company, Inc. ("NAHC") and North Atlantic Trading Company, Inc. ("NATC" and collectively, the "Company") on April 2, 2007.

This Charter is intended as a component of the flexible governance framework within which the Board, assisted by its committees, directs the affairs of the Company. While it should be interpreted in the context of all applicable laws and regulations, as well as in the context of the Company's Certificate of Incorporation and By-Laws, it is not intended to establish by its own force any legally binding obligations.

I.       PURPOSES

The primary function of the Compensation Committee (the "Committee") is to exercise the responsibilities and duties set forth below, including, but not limited to, (i) discharging the Board's responsibilities relating to the compensation of the Board of Directors and the Company's chief executive officer (the "CEO") pursuant to the rules and regulations of the Securities and Exchange Commission ("SEC"); (ii) reviewing and approving administration of the Company's incentive compensation and stock plans; (iii) producing an annual report on executive compensation for inclusion in the Company's public filings under applicable rules and regulations; (iv) determining, in consultation with management, the compensation of the CEO and the Board with respect to individual salary, bonus, equity arrangements and perquisites; (v) reviewing and approving compensation levels for the Company's other executive officers (as identified in its Annual Report on Form 10-K) (the "Executive Officers"); and (vi) determining any new equity-based plans and any material amendments thereto (including increases in the number of shares of common stock of the Company that are available for grant as options or otherwise thereunder).

In discharging its role, the Committee is empowered to inquire into any matter that it considers appropriate to carry out its responsibilities, with access to all books, records, facilities and personnel of the Company. The Committee has the power to retain outside counsel, compensation consultants or other advisors to assist it in carrying out its activities. The Company shall provide adequate resources to support the Committee's activities, including compensation of the Committee's counsel, consultants and other advisors. The Committee shall have the sole authority to retain, compensate, direct, oversee and terminate counsel, compensation consultants, and other advisors hired to assist the Committee, who shall be accountable ultimately to the Committee.




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II.      COMMITTEE MEMBERSHIP

The Committee shall consist of two or more non-employee members of the Board. Members of the Committee shall be appointed by the Board. Members shall continue to be members until their successors are elected and qualified or until their earlier resignation or removal. Any member may be removed by the Board, with or without cause, at any time. The Chairman of the Committee shall be elected by majority vote of the Committee and appointed from among the Committee members by, and serve at the pleasure of, the Committee to convene and chair meetings of the Committee, set agendas for meetings, and determine the Committee's information needs. In the absence of the Chairman at a duly convened meeting, the Committee shall select a temporary substitute from among its members.

III.     COMMITTEE MEETINGS

The Committee shall meet on a regularly-scheduled basis at least once per year, or more frequently as circumstances dictate. The Committee shall establish its own schedule and rules of procedure. Meetings may be called by the Chair of the Committee or at the request of any member of the Committee or of the Board. Meetings of the Committee may be held telephonically. A majority of the members of the Committee shall constitute a quorum sufficient for the taking of any action by the Committee. The Committee may invite members of the Board, senior executives or others to attend Committee meetings and, at the request of the Committee, provide pertinent information on the issues being considered.

Minutes of Committee meetings shall be kept and recorded with the books and records of the Company.

IV.      KEY RESPONSIBILITIES AND DELEGATION

The following responsibilities are set forth as a guide for fulfilling the Committee's purpose, with the understanding that the Committee's activities may diverge as appropriate given the circumstances. The Committee is authorized to carry out these activities and other actions reasonably related to the Committee's purposes or assigned by the Board from time to time.
To fulfill its purposes, the Committee shall:

      1. establish and review the Company's overall compensation philosophy and policy and make recommendations to the Board, as appropriate;

      2. review the Company's goals and objectives relevant to CEO compensation, including annual and long-term performance goals and objectives;

      3. evaluate at least annually the performance of the CEO against the Company's goals and objectives, including the annual performance objectives for


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the CEO and, based on this evaluation, determine and approve the compensation level (including any discretionary incentive awards) for the CEO, reviewing as appropriate, any agreement or understanding relating to the CEO's employment, incentive compensation, or other benefits based on this evaluation;

      4. review at least annually, and recommend to the Board, the compensation of the Executive Officers.

      5. retain a compensation consultant at its discretion, when and if appropriate, from time to time, to advise the Committee on director and executive compensation practices and policies or any other matters within this Charter;

      6. design and approve, in consultation with management, incentive plans, including any equity-based compensation, to allow the Company to attract and retain talented personnel and align the pay of such personnel with the long-term interests of shareholders, submit each equity-based compensation plan and each material modification thereof to the Board for its approval and take actions that may be necessary or advisable to implement, administer and monitor compliance of the Company's incentive plans, all in accordance with the rules and guidelines outlined in such plans;

      7. review and approve all grants of awards, including the award of shares or share options pursuant to the Company's incentive and equity-based compensation plans;

      8. review the form and amount of director compensation, individually and in the aggregate, at least annually, make recommendations to the Board and take primary responsibility for ensuring that any payments to directors, whether or not in their capacity as directors, are fully and properly disclosed;

      9. review and reassess the adequacy of this Charter annually, and recommend to the Board amendments as the Committee deems appropriate;

      10. with the participation of management, prepare the report of the Committee required to be included in the Company's Annual Report on Form 10-K in accordance with applicable rules and regulations of the SEC and other applicable regulatory bodies;

      11. exercise such additional powers as may be reasonably necessary or desirable, in the Committee's discretion, to fulfill its responsibilities and duties under this Charter; and

      12. maintain minutes or other records of Committee meetings and activities.




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